CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of the Dundas International Equity Growth Fund, a series of shares of beneficial interest in Forum Funds II, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

June 21, 2022